Filed Pursuant to Rule 433

Registration No. 333-265158

Fact Sheet | October 31, 2022
AutoCallable Notes
Issuer:
Barclays Bank PLC
Tenor:
Approximately 4 years
Reference Assets:
The S&P 500 Index (Bloomberg ticker: “SPX <Index>”), the Russell 2000 Index (Bloomberg ticker: “RTY <Index>”) and the Nasdaq-100 Index (Bloomberg ticker: “NDX <Index>”) (each, a 'Reference Asset')
Barrier Value:
For each Reference Asset, 75.00% of its Initial Value
Call Value:
For each Reference Asset, an amount equal to (a) its Initial Value x (b) the Call Barrier applicable to such Call Valuation Date
Selected Structure Definitions
Automatic Call:
The notes cannot be redeemed for the first year after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the notes will be automatically redeemed and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to the applicable Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date.
Call Barrier:
For each Call Valuation Date, the Call Barrier will be as follows:
Call Valuation Date
Call Barrier
First Call Valuation Date
100.00%
Second Call Valuation Date
100.00%
Third Call Valuation Date
100.00%
Fourth Call Valuation Date
75.00%
Call Valuation Dates:
November 20, 2023, November 18, 2024, November 18, 2025 and the Final Valuation Date
Call Settlement Date:
November 24, 2023, November 24, 2024, November 21, 2025 and the Maturity Date
Call Premium:
With respect to a Call Valuation Date, an amount calculated as follows:
Periodic Call Premium x n
where “n” equals the number of years that have passed from the Initial Valuation Date to the relevant Call Valuation Date for which the Call Premium is being calculated, rounded to the nearest year
Periodic Call Premium:
$130.00 - $140.00 per $1,000 principal amount note, to be determined on the Initial Valuation Date.
Payment at Maturity:
If the Notes are redeemed on any of the first three Call Valuation Dates, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:
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If the Final Value of the Least Performing Reference Asset is greater than or equal to its Call Value, the notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date
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If the Final Value of the Least Performing Reference Asset is less than its Call Value, but greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note
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If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your notes at maturity.
Redemption Price:
For every $1,000 principal amount note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs.
All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated October 27, 2022 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

Hypothetical Payment at Maturity
CUSIP / ISIN:
06749N2C5 / US06749N2C53
Initial Value:
The Closing Value of the Reference Assets on the Initial Valuation Date.
Final Value:
The Closing Value of the Reference Assets on the Final Valuation Date.
Initial Valuation Date:
November 18, 2022
Issue Date:
November 23, 2022
Final Valuation Date:
November 18, 2026
Maturity Date:
November 23, 2026
The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

Fact Sheet | October 31, 2022
AutoCallable Notes
Summary Characteristics of the Notes
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Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.65% of the principal amount of the notes, or up to $26.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.
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Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $934.60 and $964.60 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.
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Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You may lose some or all of your principal if the notes are not redeemed,  the Final Value of any Reference Asset is less than its Barrier Value. You may lose up to 100.00% of your principal amount.
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Potential Return is Limited to the Call Premium, if Any—You will earn a positive return only if an Automatic Call occurs. Any positive return on the notes will be limited to the Call Premium applicable to the relevant Call Valuation Date.
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Early Redemption and Reinvestment Risk—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with a similar level of risk and yield.

Summary Risk Considerations
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Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.
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U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.
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Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.
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Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.
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Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.
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Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.
Other Information
This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:
https://www.creativeservices.barclays/docs/200007927/06749N2C5.pdf
You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes.
You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.